EXHIBIT 99.1

                                  PRESS RELEASE

                3D SYSTEMS OBTAINS EXTENSION OF U.S. BANK WAIVER

VALENCIA, Calif. -- Oct. 1, 2003 -- 3D Systems Corp. (Nasdaq: TDSC) announced today that it received an extension to October 31, 2003 from U.S. Bank to obtain a commitment letter from a qualified lending institution to refinance its outstanding obligations with U.S. Bank. Following the receipt of a commitment letter the maturity date under the Company's existing loan agreement will be extended to November 30, 2003, or earlier as set forth in the commitment letter. U.S. Bank has agreed to continue to provide credit to the Company under the terms of its existing loan agreement, up to a lending commitment of $8.8 million. The Company has received two proposals from potential lenders and is in the process of negotiating with these parties.

ABOUT 3D SYSTEMS

Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging productS and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

3D Systems' product line includes the MJM product line (ThermoJet(R) solid object printer and InVision 3-D printer), SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

3D Systems created the rapid prototyping (RP) industry and is the originator of advanced digital manufacturing (ADM(SM)) solution for manufacturing applications. ADM uses 3D Systems' solid imaging technologies to accelerate production of customized/ specialized parts. A typical ADM center contains multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

3D Systems' systems range in price from $40,000 to $799,000. More information: www.3dsystems.com or email moreinfo@3dsystems.com.

The information contained in this press release includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in this release, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

CONTACT:

     3D Systems Corp.
     Elizabeth Goode, 661-295-5600, ext. 2632
     goodee@3dsystems.com

             or

     Self & Associates (Investor Relations)
     Trudy Self, 909-336-5685
     tmself@aol.com